Exhibit 10.4

**Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of

Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted. **

AMENDED AND RESTATED MASTER EQUIPMENT RENTAL AGREEMENT

THIS AMENDED AND RESTATED MASTER EQUIPMENT RENTAL AGREEMENT (this “Agreement”) is a lease entered into on this 28th day of April, 2025 (the “Effective Date”) by and between, Mobile Energy Rentals, LLC, a Texas limited liability company (“Lessor”) whose address for notice is 9651 Katy Freeway, Suite 300, Houston, TX 77042, or such other address as Lessor may from time to time provide to Customer, in writing, and CTC Property LLC, a Nevada limited liability company (“Customer”) whose address for notice is [***], or such other address as Customer may from time to time provide to Lessor, in writing. Lessor and Customer are, together, the “Parties” and each a “Party”.

WITNESSETH:

WHEREAS, Lessor owns and holds title, or will procure, own and hold title, to certain equipment (such equipment and any associated accessories, as more particularly described in the relevant Rental Order, the “Equipment”) that Customer desires to lease and use for the Rental Order Term (as herein defined) pursuant to a Rental Order (as herein defined);

WHEREAS, each lease term and Equipment lease (“Rental”) under this Agreement shall be specified in a separate rental order form (the “Rental Order”) in the form attached as Exhibit A-1, which must be duly executed by both Parties and is made a part hereof for all purposes; and

WHEREAS, upon the terms and in the events specified herein, Customer has requested from Lessor use of the Equipment upon the terms and conditions described herein and as outlined in the relevant Rental Order;

WHEREAS, the Parties entered into that certain Master Equipment Rental Agreement, dated February 20, 2025 (the “Original Agreement”);

WHEREAS, the Parties now desire to amend and restate the Original Agreement in its entirety to reflect certain modifications to the terms and conditions hereof, as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Rental; Rental Process; and Rental Orders.
1.01Upon the execution by the Parties of a Rental Order, Lessor agrees to rent the Equipment to the Customer, and Customer agrees to rent the same, pursuant to the terms and conditions set forth herein and therein. Without limiting Section 1.02, the Parties contemplate one or more Rental Orders pursuant to this Agreement. Each Rental of the Equipment shall be outlined and specified in a separate Rental Order. Each Rental Order shall describe certain terms, such as the applicable Equipment and the pricing and payment terms for the Rental, and any other terms and conditions agreed to by the Parties. Each Rental Order shall fully incorporate this Agreement and shall be consecutively numbered as Exhibit A-1, A-2, etc.
1.02Until the earlier to occur of (a) the later of (i) the expiration of the last Rental Order Term or (ii) the seventh (7th) anniversary of the Effective Date or (b) the termination of this Agreement upon a Lessor Event of Default in accordance with the terms hereof (such earlier date, the “ROFR Period”), Customer hereby grants to Lessor, and Lessor shall have, the exclusive right of first refusal to lease to Customer (or its affiliate) any onsite or dedicated behind the meter power generation equipment of any type, including any associated equipment or accessories (the “Generation Equipment”), pursuant to the terms of this Agreement, as required to provide behind the meter generated power to the Customer’s data center at [***] and any associated sites, including any expansion, modification, or other addition thereto (collectively, the “Customer Data Center”). If Customer receives or otherwise obtains a bona fide written offer for Generation Equipment to provide behind-the-meter generated power to the Customer Data Center that Customer desires to accept (“Third-Party Offer”), then Customer will notify Lessor in writing (“Offer Notice”) of the material financial, delivery, installation and other terms and conditions of such Third-Party Offer (“Material Terms”). Each Offer Notice constitutes an offer by Customer to enter into a Rental Order with Lessor on the same Material Terms as such Third-Party Offer (“RO Offer”). At any time before the expiration of fifteen (15) days following Lessor’s receipt of the Offer Notice (“Exercise Period”), Lessor may accept the RO Offer by delivery to Customer of written notice of acceptance executed by Lessor. If, by the expiration of the Exercise Period, Lessor has not accepted the RO Offer, Customer may consummate the Third-Party Offer with the relevant third party, on material terms that are the same or more favorable to Customer as the Material Terms set forth in the Offer Notice. If such third-party transaction is not consummated within six (6) months after the expiration of the Exercise Period, the terms and conditions of this Section 1.02 will re-apply, and Customer shall not enter into any third-party transaction without affording Lessor the right of refusal on the terms and conditions of this Section 1.02.
2.Cancellation or Revisions. Any Rental Order may be cancelled by Customer only upon approval by an authorized officer of Lessor, said approval to be in Lessor’s sole discretion. Customer shall submit any proposed revisions to Lessor, and the revised Rental Order may be approved in Lessor’s reasonable discretion. Should Lessor approve cancellation or revision of a Rental Order, Customer shall pay, as applicable, the cancellation charges specified in said approval, which shall include the amounts contemplated in Section 4.04, or the revision charges specified in said approval and agreed to by Customer. Any cancellation or revision charges shall take into account expenses previously incurred, commitments made pursuant to or in reliance upon such order, whether or not such commitments are legally binding on Lessor, and any other factors considered relevant by Lessor and Customer. In the event that Lessor does not approve cancellation or revision of a Rental Order, Customer shall remain liable to Lessor for all amounts under such Rental Order.
3.Equipment Delivery. Lessor will use commercially reasonable efforts to provide the Equipment to Customer (the “Delivery”) on the delivery date (the “Delivery Date”) and to the location described in the Rental Order, but in the event such date is not met, the new Delivery Date shall be that date upon which the Equipment is actually turned over to Customer, at such location as is described in the Rental Order. Lessor’s failure to deliver the Equipment on the specified Delivery Date shall not constitute a breach of this Agreement or the relevant Rental Order by Lessor. If the Lessor fails to cause the Equipment to achieve Go-Live by the date specified in the relevant Rental Order, then Lessor shall pay to Customer delay liquidated damages as specified in the relevant Rental Order (if any) (“Delay LDs”).
3.01Delivery. Lessor shall arrange and provide for transportation of the Equipment to Customer’s site as specified in the Rental Order. All fees and expenses associated with or connected to the Delivery of the Equipment to Customer’s site shall be paid by Customer or reimbursed to Lessor at cost plus [***] percent ([***]%).
4.	Agreement Term and Rental Term.
4.01This Agreement shall commence on the Effective Date and continue until either Party terminates this Agreement pursuant to this Section 4 (the “Master Term”). Notwithstanding the above, if the Rental Order Term of any Rental Order extends beyond the Master Term, (a) the expiration of this Agreement shall not result in the expiration of any Rental Order and (b) the terms and conditions of this Agreement shall continue to apply to, and form part of, such Rental Order.
4.02The term of each Rental with respect to each turbine (a “Turbine”) and the related equipment and accessories shall commence upon the date such Turbine becomes commercially operational at the designated site (“Go-Live”) and shall continue for the duration of the “Turbine Term” specified in the relevant Rental Order (the “Turbine Term”). The term of each Rental Order shall commence on the date of execution and shall end on the date that the final Turbine Term thereunder expires (the “Rental Order Term”). If any Turbine Term is expiring prior to the end of the relevant Rental Order Term, Customer may extend any such Turbine Term to the end of the Rental Order Term with 12 months’ prior written notice to Lessor, or, with Lessor’s consent, may extend such Turbine Term to any day prior to the expiration of the Rental Order Term.
4.03Subject to Section 4.04, this Agreement may be terminated by either Lessor or the Customer for any reason or no reason, with a thirty (30) day written notice, delivered to the non-terminating Party via regular and certified mail, return receipt requested; provided, however, in no event shall this Agreement terminate or be terminated before the termination of the last outstanding Rental Order. Notice shall be deemed delivered upon the date that Lessor or Customer actually receives the notice.
4.04If, prior to the end of the relevant Rental Order Term, Lessor terminates any Rental Order upon a Customer Event of Default or Customer terminates (fully or partially) any Rental Order for any reason (other than as a result of a Lessor Event of Default), Customer shall pay to Lessor a sum equal to: (a) if the termination occurs prior to the end of the third year of any Turbine Term, [***]% of the aggregate remaining Lease Rate (as defined below) (including any Lease Rate Escalations that would have been made had the Turbine Term was not terminated) applicable to the portion of the Turbine Term prior to the end of the third year, as described in the applicable Rental Order for the relevant Turbine(s), plus (b) [***]% of aggregate remaining Lease

Rate (including any Lease Rate Escalations that would have been made had the Turbine Term was not terminated) applicable to the portion of the Turbine Term following the end of the third year, as described in the applicable Rental Order for the relevant Turbine(s) (such sum, the “Termination Payment”). The Parties acknowledge and agree that the Termination Payment (i) is a genuine pre-estimate of the anticipated or actual loss that will be suffered or incurred by Lessor as a result of the early termination of any Rental Order; (ii) does not constitute a penalty and is agreed upon and fixed because of the difficulty of ascertaining the exact amount of loss that Lessor would suffer in such circumstances; (iii) shall be applicable regardless of the actual loss that Lessor sustains; and (iv) will be recoverable by Lessor from Customer as a debt due and payable.
5.Pricing and Payment Terms. The Customer shall pay or reimburse, as applicable, to Lessor (a) the “Lease Rate” for each Turbine or other piece of Equipment set forth under the relevant Rental Order (the “Lease Rate”), or pro rata portion thereof, monthly throughout the Turbine Term, in advance for the Equipment set forth in the applicable Rental Order, and (b) any other amounts set forth in the relevant Rental Order (the amounts set forth in clauses (a) and (b), collectively, the “Lease Compensation”). The Lease Rate under each Rental Order for every Turbine shall be escalated on each anniversary of the commencement of each Turbine Term, with escalations commencing on the first day of the third year of each Turbine Term. The first Lease Rate escalation shall be equal to [***] of the cumulative, positive percentage change in the applicable Consumer Price Index (CPI) for All Urban Consumers, as published by the Bureau of Labor Statistics, or any successor index (the “CPI”), from the Effective Date through the date of such first escalation. Subsequent escalations shall occur annually thereafter and shall be equal to [***] of the positive percentage change in the CPI since the prior escalation (each, a “Lease Rate Escalation”). The Lease Rate is exclusive of any present or future U.S. federal, state or local or non-U.S. taxes and like charges or assessments, including but not limited to sales taxes, excise taxes, value-added taxes, turnover taxes, personal property taxes and import or export duty, incurred by reason of or imposed on or with respect to the rental, lease, use or operation of the Equipment and/or the performance or provision of any work or services under this Agreement or any Rental Order (excluding, for the avoidance of doubt, any taxes imposed or calculated with respect to the gross or net income of Lessor, “Customer Taxes”).
5.01Payment Terms. The total amount due on any invoice (the “Invoice”) that is not disputed by Customer shall be paid in full within thirty (30) days of the date of the Invoice (inclusive of such date) sent to Customer pursuant to this Agreement or the Rental Order. If any portion of an Invoice is disputed, Customer shall pay the undisputed portion within such thirty (30) day time period. Invoices will be issued electronically and monthly. Invoices that are not disputed by Customer must be paid in full. In the event a monetary or other error on an Invoice result in overpayment or underpayment by Customer to Lessor, then either Party shall have the right to set off the amount of such overpayment or underpayment against Customer’s future Invoices or payments to Lessor.
5.02Past Due Account and Partial Shipments. Undisputed amounts unpaid after the due date shall accrue interest of 1% per month. If a partial Delivery is made, payments shall become due in accordance with the Invoice submitted in connection with such partial Delivery.
6.	Title, Damage, and Warranty.

6.01Notwithstanding any provision herein to the contrary, ownership of and title to the Equipment shall remain with and be held by Lessor at all times and Customer shall have no right, title or interest in the Equipment except for the leasehold interest as expressly set forth in this Agreement. Customer will keep the Equipment free and clear from any claims, liens, and encumbrances of Customer’s creditors and other persons asserting claims against Customer (each, an “Encumbrance”). Customer must immediately notify Lessor if an Encumbrance is found to exist and must, at Customer’s sole expense, remove and discharge the Encumbrance as soon as possible but no later than ten days of becoming aware of its existence. In the event that Customer fails to remove any Encumbrance in accordance with this Section 6.01, Lessor may do so and Customer shall indemnify, defend, release and hold harmless Lessor for any cost, expense or other liabilities incurred by Lessor in removing such Encumbrance(s).
6.02From the Delivery of the Equipment until the return of the Equipment in accordance with Section 7.01, Customer shall bear all risk of loss of the Equipment. Customer is solely responsible for maintaining adequate physical and electronic security measures to protect the Equipment from theft, loss, damage, unauthorized access, or misuse. Customer shall not remove, relocate, alter, or tamper with any Equipment without Lessor’s prior written consent. Customer shall promptly notify Lessor of any actual or suspected breach of security involving the Equipment and cooperate with Lessor in any investigation or remediation efforts.
6.03Equipment Operation and Maintenance. During the Rental Order Term, the Equipment shall be operated and maintained by Lessor materially in accordance with those practices, procedures, methods and acts engaged in or approved by a significant portion of the industry in the United States with respect to equipment similar in type to the Equipment, which would have been expected by a person knowledgeable in such industry to accomplish the desired result consistent with law, good business practices and prudent safety considerations (“Prudent Utility Practice”), all applicable rules, laws, regulations, permits, and manufacturer’s recommendations and Customer shall pay Lessor the amount stated in the relevant Rental Order as the cost of operating and maintaining the Equipment.
6.04	Equipment Warranty.
(a)At all times during the performance of a Rental Order, Lessor’s Equipment shall be in good, working condition, properly maintained and free from defects in materials and workmanship. Subject to Section 6.04(b), in the event that any Equipment is in breach of this warranty, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, BUT WITHOUT LIMITING LESSOR’S INDEMNIFICATION OBLIGATIONS UNDER SECTION

8.01 OR CUSTOMER’S TERMINATION RIGHTS UNDER SECTION 4, SECTION 13 OR THE APPLICABLE RENTAL ORDER, LESSOR’S SOLE AND EXCLUSIVE OBLIGATION,

AND CUSTOMER’S SOLE AND EXCLUSIVE REMEDY, shall be limited to (i) at Lessor’s option, replacing or repairing the part or parts, or the Equipment, which prove defective in material or workmanship during the applicable Rental Order Term and (ii) either (A) a refund (credited against future Invoices) of the Lease Rate or pro rata portion thereof for the defective Equipment during the period such defective Equipment is not operating due to the breach of this warranty or

(B) if Section 2 of the Additional Terms of the relevant Rental Order applies, the applicable refunds for the reduced performance as set forth therein.

(b)This warranty does not apply or extend to, and excludes any remedy to the extent caused by, and Lessor shall have no liability to Customer for damage or defects to the extent caused by or relating to, any of the following: (i) use of the Equipment outside of its operating parameters, including the provision, use or other introduction of any fuel not meeting the specifications as described under the applicable Rental Order, improper repairs or misuse, neglect or accident, (ii) normal wear and tear, or (iii) if the Equipment is operated, damaged, altered or repaired by anyone other than Lessor or any party under its control without prior written approval of Lessor.
6.05Warranty Disclaimer. The express warranties, representations and guarantees given by Lessor under this Agreement and/or any Rental Order are the only representations, guarantees and warranties given with respect to this Agreement, any Rental Order, the Equipment and any other work or services provided hereunder, and are in lieu of all others, whether statutory, express or implied, and irrespective of the basis of the warranty claim, whether in equity or at law, in contract or in tort (including, without limitation, negligence and strict liability). WARRANTIES OF MERCHANTABILITY, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE AND IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. CUSTOMER’S EXCLUSIVE REMEDIES, AND LESSOR’S ONLY LIABILITIES, FOR DEFECTIVE EQUIPMENT OR SERVICES (WHETHER PATENT, LATENT OR OTHERWISE), WHETHER BASED IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, SHALL BE THOSE STATED IN SECTION 6.04. WITHOUT LIMITING THE FOREGOING, LESSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE WORK, DATA OR MATERIALS PROVIDED BY LESSOR.
7.	Return of Equipment at Termination of Agreement or End of Term.
7.01Return. Upon the earliest of the following events: (a) the end of the Turbine Term for the relevant Equipment; or (b) if this Agreement or the relevant Rental Order terminates for any other reason, Lessor may remove the Equipment from Customer’s site and transport back to the address indicated in the Rental Order as the “Return Location” and Customer shall reimburse Lessor for the cost of such removal and transport plus [***] percent ([***]%).
8.	Indemnification.
8.01Each Party (the “Indemnitor” as applicable) shall indemnify, defend, release and hold harmless the other Party (the “Indemnitee” as applicable) and its officers and directors, employees, agents, representatives, shareholders, owners, members, and equityholders from and against any claims, damages, costs, reasonable attorneys’ fees, penalties, fines, liabilities, or expenses that arise from or in connection with (collectively, “Losses”):
(a)death or personal injury to persons as a result of Indemnitor’s negligence or willful misconduct in the performance of its obligations hereunder, or in connection with the Equipment;
(b)damage to tangible property or the Equipment as a result of (i) Indemnitor’s negligence or willful misconduct in the performance of its obligations hereunder or (ii) in the case of Customer as the Indemnitor, use or introduction of fuel not meeting the specifications in the relevant Rental Order into the Equipment;
(c)	Indemnitor’s violation of applicable laws as such laws relate to the Rental or Equipment;

(d)in the case of Customer as the Indemnitor only, defense of title or removal of liens concerning the Equipment; and
(e)defense from any claims, liens, and encumbrances against the property (whether owned or leased) of the Indemnitee by Indemnitor’s creditors and other persons.
8.02Promptly after an Indemnitee receives notice of any claim for which it will seek indemnification pursuant to this Agreement, the Indemnitee will notify the Indemnitor of the claim in writing. No failure to so notify the Indemnitor will abrogate or diminish the Indemnitor’s obligations under this Section 8.02 if the Indemnitor has or receives knowledge of the claim by other means or if the failure to notify does not materially prejudice its ability to defend the claim. Within fifteen (15) business days after receiving an Indemnitee’s notice of a claim, but no later than ten (10) business days before the date on which any formal response to the claim is due, the Indemnitor will notify the Indemnitee in writing as to whether the Indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of the claim (a “Notice of Election”). The Indemnitee will have the right to participate in the defense and settlement of the claim at its sole expense using counsel selected by it.
8.03If the Indemnitor timely delivers a Notice of Election, it will be entitled to have sole control over the defense and settlement of the claim except as provided in the immediately preceding paragraph. After delivering a timely Notice of Election, except as set forth in Section 8.02, the Indemnitor will not be liable to the Indemnitee for any attorneys’ fees subsequently incurred by the Indemnitee in defending or settling the claim. In addition, except as set forth in Section 8.02, the Indemnitor will not be required to reimburse the Indemnitee for any amount paid or payable by the Indemnitee in settlement of the claim if the settlement was agreed to without the written consent of the Indemnitor.
8.04If the Indemnitor does not deliver a timely Notice of Election for a claim, the Indemnitee may defend and/or settle the claim in such manner as it may deem appropriate, and the Indemnitor will promptly reimburse the Indemnitee upon demand for all Losses suffered or incurred by the Indemnitee with respect to the claim.
9.Insurance. As long as the Equipment is at Customer’s site, Lessor will insure the Equipment at all times against all hazards as set forth in the Rental Order, which shall include, but are not limited to, the transportation of the Equipment, fire, theft and extended coverage insurance. Such policies of insurance shall be satisfactory to Customer as to form, amount and insurer, and shall be paid for by Customer. Lessor will provide Customer with a certificate of insurance evidencing the above-described insurance prior to the Delivery Date. The certificate of insurance must indicate that Customer will be provided with at least ten (10) days’ notice of policy cancellation.

10.Compliance with Applicable Law and Permits. Customer shall (a) comply with all applicable foreign, federal, or state laws or regulations in connection with its lease and use of the Equipment and (b) obtain and maintain those permits required for the installation, operation, maintenance, and use of the Equipment and those permits that are required by applicable law to be issued in the name of Customer (collectively the “Customer Permits”). Customer shall be solely liable for, and indemnify, defend, release and hold harmless Lessor for any fines, penalties, or forfeitures occasioned by a violation of any such laws or regulations or a failure to obtain, maintain and comply with any Customer Permits and agrees that for purposes of Section 8.01(c) such violations of law will be considered Customer’s obligations. Lessor shall (i) provide such information and assistance as may be reasonably requested by Customer in connection with Customer’s efforts to obtain and maintain such Customer Permits, (ii) comply with the Customer Permits and (iii) obtain and maintain those permits required for the Rental of the Equipment (“Lessor Permits”). Lessor shall be solely liable for, and indemnify, defend, release and hold harmless Customer for any fines, penalties, or forfeitures occasioned by (x) a failure by Lessor to comply with the Customer Permits, and (y) a failure to obtain, maintain and comply with any Lessor Permits, and agrees that for purposes of Section 8.01(c) such violations of law will be considered Lessor’s obligations.
11.	Taxes.
11.01Any Customer Taxes shall be the responsibility of Customer and shall be immediately and timely paid by Customer to the relevant governmental authority. If Lessor is required under applicable law to pay any Customer Taxes, Customer will, promptly upon request by Lessor, pay to Lessor an amount equal to the amount of such Customer Taxes. The Party required by applicable law to file tax returns with respect to the relevant Customer Taxes shall file such tax returns, and the other Party agrees to reasonably cooperate in the preparation of any such tax returns.
11.02In the event that Lessor determines that it must restructure the nature of payments made to Lessor, or the allocation of obligations undertaken by Lessor and Customer under this Agreement, in order to avoid significant tax consequences on the part of Lessor, Lessor and Customer agree to enter into good faith negotiations with a goal to restructure, restate, and amend this Agreement in a manner that is mutually beneficial and saves Lessor the maximum amount of tax possible.
12.	Assignment, Sublessorship and Change of Control.
12.01Neither Party shall assign this Agreement without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, provided that either Party may assign this Agreement without prior written consent to an affiliate with the legal, financial and technical capability to perform such Parties obligations under this Agreement. Customer shall not sublet and/or rent the Equipment to third parties without the prior written consent of Lessor. Any sublease or rental shall include and/or acknowledge Lessor’s rights, as described herein, to inspect the Equipment and to take possession of the Equipment in the event of Customer’s default. Notwithstanding the foregoing, the Parties agree that upon formation of a joint venture between Customer or an affiliate of Customer, on one hand, and Lessor or an affiliate of Lessor, on the other hand (the “JV”), Lessor shall promptly assign to the JV, and the JV shall assume, all of Lessor’s rights and obligations under this Agreement. Customer hereby consents to Lessor’s assignment of this Agreement to the JV.
12.02Any Change of Control of Customer shall be deemed an assignment of this Agreement and shall require the prior written consent of Lessor. For the purposes of this Agreement, “Change of Control” means, with respect to Customer: (a) any person (as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, a “Person”) other than [***], a Nevada corporation (“[***]”), having control of Customer, where “control” means (i) possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of equity interests, by contract or otherwise) or (ii) ownership of equity securities or similar rights or interests representing, directly or indirectly, more than 50% economic interest of Customer; or (b) the sale or other disposition of all or substantially all of Customer’s assets to a business entity (other than a business entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by the equityholders of Customer as of immediately prior to the sale or disposition, in substantially the same proportion as their ownership of Customer immediately prior to the sale or disposition).
13.Default and Breach. If Customer defaults on any of its material obligations under this Agreement or any Rental Order, or breaches this Agreement or any Rental Order, and such default or breach is not cured by Customer (a) with respect to a payment default or breach, within fifteen (15) days’ notice thereof from Lessor to Customer, and (b) with respect to a non-payment default or breach, within forty-five (45) days of written notice thereof from Lessor to Customer (provided that if such default or breach is not curable within forty-five (45) days, Customer shall not be considered in default if Customer is diligently pursuing a cure), it shall be considered a “Customer Event of Default” and Lessor shall have the right to terminate this Agreement and any or all Rental Orders and to take immediate possession of all Equipment, wherever it may be and without notice, and at Customer’s sole expense and pursue all other rights and remedies that it may have under this Agreement (including pursuant to Section 4.04) and/or at law or in equity against Customer. If (i) upon the earlier to occur of (x) thirty percent (30%) of the total nameplate production capacity of the Equipment under the relevant Rental Order achieving Go-Live or (y) June 30, 2026, Lessor defaults on any of its material obligations under this Agreement or a Rental Order, or breaches any material term of this Agreement or a Rental Order and such default or breach results in a Demand Failure (as defined below) that is not cured by Lessor within forty-five (45) days of written notice thereof from Customer to Lessor (provided that if such default or breach is not curable within forty-five (45) days, Lessor shall not be considered in default if Lessor is diligently pursuing a cure) or (ii) any material permit required by applicable laws for the operation and/or use of the Equipment at the Customer Data Center is permanently revoked, cancelled or otherwise terminated by the relevant governmental authority due to the acts or omissions of Lessor, then it shall be considered a “Lessor Event of Default” and Customer shall have the right, upon sixty (60) days’ written notice, to terminate this Agreement and the relevant Rental Order and pursue all rights and remedies that it may have at law or in equity against Lessor. Upon a Customer Event of Default, Lessor shall have a duty to mitigate damages and re-lease the Equipment (for the avoidance of doubt, this shall not affect the Termination Payment amounts). Additional Events of Default include if a Party has a proceeding instituted against it seeking to adjudicate it as bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing; such Party makes a general assignment for the benefit of its creditors; a receiver is appointed on account of the insolvency of such Party; such Party files a petition seeking to take advantage of any other applicable laws relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; or such Party is unable to pay its debts when due or as they mature. As used in this Section 13, a “Demand Failure” means that, for a period of twenty (20) days in any rolling sixty (60) day period, the aggregate energy output generated by all of the Equipment that has achieved Go-Live under the relevant Rental Order is less than seventy percent (70%) of the lesser of (A) the aggregate nameplate production capacity for the relevant Equipment specified in the relevant Rental Order as adjusted for actual site conditions on a turbine-type basis in accordance with the relevant Rental Order or (B) the aggregate production capacity directed by Customer. For purposes of clarification, any non-performing piece of Equipment that is properly terminated pursuant to a relevant Rental Order shall not be considered for the purposes of calculating a Demand Failure above.
14.Dispute Resolution Process. If a dispute, controversy, or claim arises between the Parties, including without limitation any dispute, controversy or claim that arises out of or relates to this Agreement, any Rental Order or any other agreement or instrument between the Parties, or the breach, termination or invalidity of this Agreement, any Rental Order or any such other agreement or instrument, and including, but not limited to a claim based on or arising out of a claim for tortious interference or other tortious or statutory claims arising before, during or after termination of this Agreement (all of the foregoing shall be collectively referred to as “Dispute”). Each of the Parties shall use its reasonable efforts to resolve any Dispute and to settle any such Dispute through joint cooperation and consultation, including with a meeting between the managers of each Party directly involved in performing this Agreement. Any Dispute that the Parties are unable to settle within sixty (60) days shall be resolved by final and binding arbitration before a single arbitrator selected and serving under the Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall be held in the State of Texas unless another location is mutually agreed upon by the Parties. Such arbitration shall be the exclusive remedy hereunder with respect to any Dispute; provided, however, that nothing contained in this Section 14 shall limit any Party’s right to bring post-arbitration actions seeking to enforce an arbitration award. Each Party shall use best efforts to cause any proceeding conducted pursuant to this Section 14 to be held in confidence by the American Arbitration Association, the arbitrator and each of the Parties to such proceeding and their respective affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their respective affiliates and the arbitrator as confidential information and no disclosure of such information shall be made by any party thereto, its affiliates or the arbitrator without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by applicable law or to enforce any award of the arbitrator. The Party whom the arbitrator determines is the prevailing Party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other Party of all reasonable legal fees incurred with respect to such arbitration.
15.Force Majeure. Neither Lessor nor Customer shall be liable for any failures in performance due to any circumstance arising after the execution of this Agreement that was not reasonably foreseeable as of such execution date and is not within the reasonable control, directly or indirectly, of the Party affected, but only if and to the extent that (a) such event would have an impact that will actually, demonstrably and adversely affect the claiming Party’s ability to perform its obligations in accordance with the terms of this Agreement, (b) despite the exercise of due diligence, such circumstance, or the impact thereof, cannot, through commercially reasonable efforts, be or be caused to be prevented, avoided or removed by the affected Party, (c) such event is not due to the affected Party’s negligence, intentional misconduct or any failure of such Party to perform any of its obligations under this Agreement, and (d) the affected Party has taken commercially reasonable precautions and exercised due care to avoid the effect of such event and to mitigate the consequences thereof. Such events shall include, but are not limited to fire, flood, hurricanes, earthquakes, acts of God or the public enemy, pandemics, national or regional labor difficulties, civil unrest, riot, war, terrorism, labor strike, perils of the sea. Such events shall not include: (i) changes in market conditions or other events that affect the cost of fuels, supplies, materials, labor, energy, capacity or related credits or incentives; (ii) a Party’s lack of funding or financial capability; or (iii) a Party’s economic hardship. Notwithstanding the above, neither (A) the obligation of either Party to make any payment due under this Agreement or any Rental Order nor (B) failure by Customer or its third-party contractors to provide fuel that meets the specifications set forth in the relevant Rental Order shall be excused under this Section 15.
16.	Intellectual Property/No License.
16.01Customer acknowledges and agrees that Lessor’s Equipment is protected by copyright, trademark, patent, or other proprietary rights of Lessor, its parent companies, subsidiaries, and affiliates and Lessors, vendors, contractors and third-party licensors. Except as expressly provided to the contrary, Customer agrees not to, and has no right to, modify or alter any of the intellectual property made available by Lessor in connection with the Equipment. Customer further agrees not to adapt, translate, modify, decompile, disassemble, or reverse engineer the Equipment or any software used in connection therewith.
16.02Each Party acknowledges and agrees that confidential and proprietary information regarding the Generation Equipment or the behind the meter power generation plant supplying power to the Customer Data Center, shall be Lessor’s intellectual property (collectively, “Lessor IP”). All other intellectual property relating to the Customer Data Center, including but not limited to the site layout, electro-mechanical design, automation controls, and operations data, shall be Customer’s intellectual Property (collectively, “Customer IP”). Each of Lessor IP and Customer IP is protected by copyright, trademark, patent, or other proprietary rights of Lessor or Customer, as applicable, their parent companies, subsidiaries, and affiliates and such Party’s, vendors, contractors and third-party licensors. Lessor agrees not to, and has no right to, use, modify or alter any of the Customer IP. Lessor further agrees not to adapt, translate, modify, decompile, disassemble, or reverse engineer the Customer IP. Similarly, Customer agrees not to, and has no right to, use, modify or alter any of the Lessor IP. Customer further agrees not to adapt, translate, modify, decompile, disassemble, or reverse engineer the Lessor IP.
16.03Nothing within this Agreement or any Rental Order shall be construed as conferring either Party a license to use any of the other Party’s or any third party’s intellectual property and proprietary rights other than in connection with the installation, use and maintenance of the Equipment by the Customer in accordance with this Agreement and each Rental Order. Lessor agrees to indemnify, defend and hold harmless Customer from any claim of any third party that any Equipment furnished hereunder or the use thereof by Customer in the ordinary course of business, or any process used by Lessor in providing any service hereunder, infringes any patent, copyright, trade secret or other intellectual property right of any third party.
17.Relationship of the Parties. Customer acknowledges and agrees that nothing herein shall be construed to create a partnership, joint venture, agency, or employment relationship between the Parties.
18.	Miscellaneous Provisions.
18.01Modifications. This Agreement may only be modified by a writing executed by both Parties.
18.02Governing Law. The rights and obligations of the Parties arising out of this Agreement and/or any Rental Order shall be construed, enforced and governed in all respects by the laws of the State of Texas without regard to its conflicts of laws principles. Without limiting Section 14, the Parties acknowledge and agree that the federal and state courts in Harris County, Texas shall be the exclusive venue hereunder. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RENTAL ORDER.
18.03Survival. All representations and warranties contained herein or made by or furnished on behalf of either Party in connection herewith shall survive the execution and delivery of this Agreement and all other documents contemplated hereunder. The provisions of this Agreement and any Rental Order that by their nature survive its termination (including Section 1.02, indemnities, waivers, releases, confidentiality and governing law provisions) shall survive, regardless of the basis for such termination.
18.04Severability. If a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of any applicable law, such provision of the applicable law shall control. If any provision of this Agreement or the application thereof to any Party or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to the other Party or circumstances shall be enforced to the greatest extent permitted by law.
18.05Entire Agreement. This Agreement, each Rental Order and the other documents executed and delivered contemporaneously herewith, or contemplated hereby, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the Parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto, are expressly superseded hereby. The execution of this Agreement by Customer was not based upon any facts or materials provided by Lessor, nor was Customer induced to execute this Agreement or any other document by any representation, statement, or analysis made by Lessor.
18.06Amendment. This Agreement may be amended by Lessor and Customer as required, provided that any amendment is in writing and signed by both Lessor and Customer, it being intended that a mere email is insufficient to amend this Agreement.
18.07No Waiver. Either Party’s failure to enforce any provision of this

Agreement against the other Party shall not be construed as a waiver thereof so as to excuse the other Party from future performance of that provision or any other provision.
18.08Construction. Should any provision of this Agreement require judicial or arbitral interpretation, the Parties agree that the court or arbitral panel interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one Party by reason of the rule of construction that a document is to be more strictly construed against the Party who itself or through its agents prepared the same, it being agreed that Lessor, Customer and their respective agents have participated in the preparation hereof.
18.09Rights Cumulative. All rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other document contemplated hereunder, or available at law or in equity.
18.10Interpretative Matters. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless the context otherwise requires, (a) all references to sections, articles, paragraphs, or schedules are to sections, articles, paragraphs, or schedules of or to this Agreement, (b) the singular form includes the plural form and vice versa, (c) “or” is disjunctive but not necessarily exclusive,

(d) masculine, feminine, and neuter forms all include the other, and (e) the word “including” and all similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of non-limitation such as “without limitation” is used.

18.11Confidentiality. The Parties shall keep the contents of this Agreement, each Rental Order and the terms and conditions hereof and thereof confidential and shall not disclose the contents of this Agreement, any Rental Order or any terms or conditions in any manner whatsoever, except that: (a) a Party may make any disclosure of information contained in this Agreement or any Rental Order to which the other Party gives its prior written consent; and (b) any information contained in this Agreement or any Rental Order may be disclosed to a Party’s representatives who need to know that information for the purpose of assisting the Party in connection with its business and who agree in writing to keep that information confidential. Each Party shall be responsible for any breach of the provisions of this Section 18.11 by any of such Party’s directors, officers, partners, employees, attorneys, accountants, and/or bankers. The provisions of this Section 18.11 shall not apply to information (i) in the public domain, (ii) the Party receiving the information had in its possession prior to receiving it from the disclosing Party (as evidenced by dated documentation), (iii) the receiving Party obtained from a third party who rightfully acquired such information without obligations of confidentiality to any other person or entity, or (iv) the receiving Party independently developed without reference to the information received from the disclosing Party (as evidenced by dated documentation). Notwithstanding anything elsewhere in this Agreement, the terms of this Section 18.11 shall apply to information amounting to a trade secret for as long as such information remains a trade secret under applicable law. The terms of this provision shall survive the termination of this Agreement.
18.12Recitals. Recitals to this Agreement are incorporated herein for all purposes by reference thereto, including but not limited to interpreting this Agreement’s substantive provisions.

18.13Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by email, or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it. All notices, requests and consents to be sent to a Party must be sent to or made at the addresses given for that Party in this Agreement, or such other address as that Party may specify by notice to the other Party.
18.14Counterparts. This Agreement may be executed in any number of counterparts, including electronic counterparts, with the same effect as if all signing Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
18.15Further Assurances. Each of the Parties hereto shall execute and deliver all requested documents and instruments and shall do any and all acts and things reasonably requested (a) in connection with the performance of the obligations undertaken in this Agreement,

(b) to perfect and evidence the transactions contemplated by this Agreement, and/or (c) otherwise to effectuate in good faith the intent of the parties and the purposes of this Agreement.

18.16Binding Effect. This Agreement is binding on and inures to the benefit of the Parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Customer shall have no obligation or liability under this Agreement at any time if there is no active Rental Order that is in effect at such time.
18.17Special Damages. EXCEPT TO THE EXTENT RESULTING FROM (A) INFRINGEMENT OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY OR (B) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, EACH OF CUSTOMER AND LESSOR EXPRESSLY UNDERSTANDS AND AGREES THAT, SUBJECT TO CUSTOMER’S OBLIGATION TO MAKE A TERMINATION PAYMENT IN ACCORDANCE WITH SECTION 4.04, IN NO EVENT IS CUSTOMER, LESSOR, OR ANY THIRD PARTY ENTITLED TO THE RECOVERY OF INDIRECT, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, SPECIAL, LIQUIDATED, PUNITIVE, OR OTHER INDIRECT DAMAGES. SUCH INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, THE COST OF LABOR, REWORK CHARGES, DELAY, DOWNTIME, LOST PROFITS, OR LOSS OF GOOD WILL. EACH OF CUSTOMER AND LESSOR AGREE AND ACKNOWLEDGE THAT. SUBJECT TO CUSTOMER’S OBLIGATION TO MAKE A TERMINATION PAYMENT IN ACCORDANCE WITH SECTION 4.04, NO SPECIAL CIRCUMSTANCES ARE PRESENT OR CONTEMPLATED BY THE PARTIES THAT WOULD ENTITLE EITHER PARTY TO CONSEQUENTIAL OR SPECIAL DAMAGES.
18.18Limitation of Liability. Each Party’s maximum aggregate liability to the other Party under this Agreement and all Rental Orders shall in no event exceed an amount equal to the greater of (a) [***] per megawatt of Equipment that has achieved Go-Live pursuant to this Agreement, based on the site conditions energy output specifications for such Equipment set forth in Attachment A to the relevant Rental Order, or (b) one hundred million dollars ($100,000,000); provided, however, that the foregoing limitation of liability shall not be applicable to, and shall in no way limit, Customer’s obligation to pay the Lease Compensation under each Rental Order or either Party’s liability (i) for claims or losses (A) arising from its third-party indemnification obligations pursuant to Section 8, or (B) that are due to such Party’s fraud, gross negligence or willful misconduct, (ii) to the extent proceeds of insurance are paid to the relevant Party by the relevant insurer under policies of insurance required to be maintained under this Agreement, or (iii) for any termination payment obligations under this Agreement or any Rental Order.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

LESSOR:CUSTOMER:

Mobile Energy Rentals, LLCCTC Property LLC

By:/s/ Kyle Ramachandran By: /s/ Jared Birchall

Name: Kyle Ramachandran

Name: Jared Birchall

Title:

President and CFO

Title: Corp Secretary